UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 11, 2015
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UNITEDHEALTH GROUP INCORPORATED
(Exact name of registrant as specified in its charter)
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Delaware	1-10864	41-1321939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 936-1300
N/A
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Tom Roos as Chief Accounting Officer of UnitedHealth Group Incorporated

On August 11, 2015, the Board of Directors appointed Tom Roos, age 42, to the position of Chief Accounting Officer of UnitedHealth Group Incorporated (the “Company”) effective August 24, 2015. Mr. Roos is a certified public accountant, was a partner with Deloitte & Touche, LLP (“Deloitte”) and has more than 19 years of professional experience, with a focus on serving insurance clients and other significant Deloitte clients.

In connection with this appointment, Mr. Roos will enter into an employment agreement effective August 24, 2015 setting forth the terms of his employment with the Company (the “Employment Agreement”). The Employment Agreement provides that Mr. Roos will receive a base salary of $500,000. Mr. Roos will be eligible to participate in the Company’s incentive compensation plans and his initial target annual bonus will be 75% of his annual base salary. In addition, Mr. Roos will receive an equity compensation award in connection with commencement of employment that is in an amount that is consistent with his seniority and scope of responsibilities. Mr. Roos also is eligible to receive annual grants of stock-based awards at the discretion of the Compensation and Human Resources Committee and to participate in the Company’s generally available employee benefit programs.

Mr. Roos has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Eric Rangen to Join Optum as a senior executive

Mr. Rangen will continue to serve as Chief Accounting Officer of the Company until August 24, 2015. Following a transition period, in October 2015, Mr. Rangen will join the Company’s Optum business as a senior executive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2015

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Dannette L. Smith
Name: Dannette L. Smith
Title: Secretary to the Board of Directors